P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
April 21, 2020		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.34 per common share on April 20, 2020, payable on May 18, 2020, to shareholders of record on May 4, 2020.
This dividend represents a payout of approximately $6.9 million. Based on the closing stock price of Peoples’ common shares of $22.23 on April 17, 2020, the quarterly dividend produces an annualized yield of 6.12%.
Peoples Bancorp Inc. is a diversified financial services holding company with $4.5 billion in total assets, 88 financial service locations, including 77 full-service bank branches, and 85 ATMs in Ohio, Kentucky and West Virginia. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on The Nasdaq Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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